Rule 10f-3 Transaction

Issuance/ Trade Date: 4/04/2012
Security Description: Metlife Global Funding I
Total Amount Purchased: 125,000,000
Percent of Offering: 10.000%
Purchase Price: $100.000
First Available Public Price at Close: Security is private placement, no public market price is available.
Purchasing Funds: First American Prime Obligations Fund (FIVXX)
Underwriter from whom Purchased: Morgan Stanley
Participating Underwriters: Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith
Incorporated, U. S. Bancorp Investments, Inc.